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                                                                   Exhibit 10.13









                                  NOVELL, INC.

                              STOCK-BASED DEFERRED

                              COMPENSATION PLAN --

                        STOCK PURCHASE ASSISTANCE SUBPLAN


                        Effective as of October 14, 2004
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                        STOCK PURCHASE ASSISTANCE SUBPLAN

                                  INTRODUCTION

      1.1 ESTABLISHMENT OF SUBPLAN. This Subplan, effective as of the Effective Date, is established pursuant to the provisions of Section 8.4 of the Plan and is intended as a subplan to the Plan.

      1.2 PURPOSE OF SUBPLAN. The Company established the Subplan in connection with the operation of the Plan after it was determined that the deferral of Compensation under the Plan would result in adverse tax consequences to certain participants in the SOP. This Subplan is intended to provide a vehicle for select employees who participate in the SOP to achieve, and maintain, their SOR under the SOP by offering them an opportunity to purchase shares of Common Stock on the open market and to receive a potentially forgivable loan from the Company for a portion of the purchase price of the shares of Common Stock purchased by the employee. This Subplan is only available to those participants in the SOP who would experience adverse tax consequences in the country they reside if they deferred Compensation to the Plan. The Subplan will be interpreted in a manner consistent with these intentions.

                                   ARTICLE II
                                   DEFINITIONS

      Except as otherwise defined below, all capitalized terms used in this Subplan shall have the meanings set forth in the Plan. For purposes of this Subplan, the following terms shall have the following meanings:

      2.1 AGGREGATE LOAN AMOUNT means the Loan Percentage, multiplied by seventy-five percent (75%) of the Eligible Employee's Compensation.

      2.2 EFFECTIVE DATE means the effective date of the Subplan, which is September 20, 2004.

      2.3 ELIGIBLE EMPLOYEE means any participant in the SOP who meets all of the following eligibility requirements: (i) does not defer Compensation to the Plan, (ii) is designated by the Committee to participate in the Subplan, and
(iii) is either not (A) a reporting person under Section 16 of the Securities Exchange Act of 1934, as amended, or (B) otherwise prohibited from participating in the Subplan because of applicable law.

      2.4 FAIR MARKET VALUE means the closing price of the Common Stock on the relevant trading day as reported in The Wall Street Journal.

      2.5 LOAN PERCENTAGE means a percentage to be determined by the Committee for each Plan Year, which such percentage shall not exceed 25%. Unless the Committee determines otherwise prior to the beginning of the applicable Plan Year, the Loan Percentage for purposes of
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this Subplan shall be equal to the percentage used to determine the Matching
Contribution pursuant to Section 4.1 of the Plan.

      2.6 PARTICIPANT means an Eligible Employee who is eligible to participate in the Subplan as provided in Section 3.1 and who has determined to purchase shares of Common Stock on the open-market during the Plan Year and enter into the loan arrangement with the Company described in Section 3.3.

      2.7 PLAN means the Novell, Inc. Stock-Based Deferred Compensation Plan.

      2.8 PLAN YEAR means, for the first Plan Year, the Effective Date through December 31, 2004. For each subsequent Plan Year, the Plan Year is the calendar year.

      2.9 SUBPLAN means the Stock Purchase Assistance Subplan, as set forth in this document, as amended from time to time.

                                  ARTICLE III
                                  PARTICIPATION

      3.1 ELIGIBILITY. An individual shall be eligible to participate in the Subplan only to the extent and for the period that the individual is an Eligible Employee. An individual who becomes an Eligible Employee at any time during the Plan Year shall be eligible to participate in the Subplan for any period after such individual becomes an Eligible Employee. An individual who ceases to be an Eligible Employee during the Plan Year for any reason shall cease to be eligible to participate in the Subplan as of the date such individual ceases to be an Eligible Employee; provided, however, that any loans outstanding as of such date will be subject to the provisions of Section 4.5 below.

      3.2 PARTICIPATION. An Eligible Employee may purchase shares of Common Stock on the open market at any time during the Plan Year, provided that such Eligible Employee complies with all Company policies and procedures in connection with such purchase(s). Purchases of Common Stock made prior to the individual becomes an Eligible Employee shall not be covered by this Subplan.

       3.3 LOAN. An Eligible Employee who purchases shares of Common Stock during the Plan Year in accordance with Section 3.2 will have the opportunity to enter into a loan arrangement with the Company pursuant to which the Company will loan to the Eligible Employee an amount equal to (i) the Fair Market Value of the shares of Common Stock purchased by the Eligible Employee while a participant in this Subplan, multiplied by (ii) the Loan Percentage. For purpose of the preceding sentence, Fair Market Value shall be determined as of the date the Eligible Employee purchased such shares of Common Stock. The Eligible Employee must notify the Company's Shareholder Services of his intent to enter into such loan arrangement within thirty (30) days after the date the Eligible Employee purchased the shares of Common Stock. In no event may the aggregate of all loans made pursuant to this Plan to any Eligible Employee during any Plan Year exceed the Aggregate Loan


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Amount. The terms of the loan shall be as set forth in Article IV below and as determined by the Committee in its sole discretion.

                                   ARTICLE IV
                                   LOAN TERMS

      4.1 LOAN PROCEDURES. The Company shall enter into a loan arrangement with each Participant who presents to the Company's Shareholder Services evidence certifying the purchase of shares of Common Stock in accordance with Section 3.2 and completes the forms necessary to certify such purchase. The information required to certify such purchase and the timing such information must be presented to the Company's Shareholder Services shall be as determined by the Company's Shareholder Services, in its sole discretion. The loan will become effective within thirty (30) days of the Participant's certification and the Company shall provide the Participant with the loan proceeds at the same time as the loan becomes effective.

      4.2 LOAN TERMS. Each loan the Company enters into pursuant to Section 3.3 shall be evidenced by a loan agreement which shall provide that the loan shall be due and payable in full on the January 1 that first occurs after the fifth annual anniversary of the January 1 of the calendar year that the loan was made, unless the loan is forgiven in accordance with Section 4.3 below or repaid sooner in accordance with Section 4.4 below. The loan shall also be fully recourse against the Participant. In addition, as collateral to secure the loan until it is either fully forgiven or repaid, the Participant shall issue as security for the loan all of the shares of Common Stock for which the loan proceeds are determined. A certificate representing the secured shares of Common Stock shall be delivered to the Company along with a stock power executed in blank before funds will be issued under the loan. Interest shall be charged on such loan at the rate determined by the Committee, in its sole discretion. The loan agreement shall contain such other terms, provisions and conditions consistent with the Subplan and applicable law as may be determined by the Committee.

      4.3 FORGIVENESS. Notwithstanding anything in this Subplan to the contrary, each loan made to a Participant pursuant to Section 3.3 of this Subplan shall be forgiven in full on the January 1 that first occurs after the fifth annual anniversary of the January 1 of the calendar year that the loan was made, provided the Participant is an Eligible Employee on such date. Notwithstanding the preceding sentence, all such loans shall be forgiven in full prior to such date if (i) the Participant terminates employment with the Company while an Eligible Employee prior to such date on account of death or Disability, or (ii) a Change in Control occurs while the Participant is an Eligible Employee.

      4.4 MANDATORY REPAYMENT. In the event that the Participant's employment with the Company terminates for any reason other than death or Disability, all loans outstanding to the Participant shall be immediately due and payable, unless the Committee determines otherwise. For this purpose, a termination of employment with the Company shall not be deemed to occur merely because of the Participant's transfer between the Company and any affiliate or subsidiary of the Company. Any amounts due to the Company may be deducted from any payments due from the Company to the Participant, if permitted by local law.


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      4.5 CHANGE IN STATUS. If at any time while a loan issued pursuant to
Section 3.3 is outstanding, the Participant becomes a reporting person under
Section 16 of the Securities Exchange Act of 1934, as amended, or if applicable law or regulation makes the loan impermissible, the Committee may take any of the following actions with respect to the loan prior to the occurrence or application of one of the foregoing events: (i) forgive the entire loan, (ii) require immediate repayment of the loan, (iii) combination of (i) and (ii), or
(iv) take such other action that is permissible in accordance with applicable law and regulation. If at any time while a loan issued pursuant to Section 3.3 is outstanding, the Participant ceases to be an Eligible Employee, but continues as an employee of the Company or any affiliate or subsidiary of the Company, the loan shall continue in accordance with its terms.

                                   ARTICLE V
                             SUBPLAN ADMINISTRATION

      5.1 SUBPLAN ADMINISTRATOR. This Subplan shall be administered by the Committee, which will be the Subplan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

      5.2 AMENDMENT OR TERMINATION. Unless terminated sooner or extended, with stockholder approval, by the Committee or the Board, the Subplan shall terminate at the same time as the Plan. Upon termination of the Subplan, outstanding loans will continue in effect in accordance with their terms. The Committee or the Board may amend all or any provision of this Subplan, and may terminate the Subplan in its entirety, at any time and for any reason. The Committee or the Board may also amend the terms of any loan to comply with applicable law or regulation if it is determined that such law or regulation would prohibit the loan. In addition, the Committee or the Board may amend the terms of any loan if any subsequently issued accounting rules results in adverse accounting consequences to the Company.

      5.3 ADMINISTRATION OF THE SUBPLAN. The Committee shall have the sole authority to control and manage the operation and administration of the Subplan and have all powers, authority and discretion necessary or appropriate to carry out the Subplan provisions, and to interpret and apply the terms of the Subplan to particular cases or circumstances. All decisions, determinations and interpretations of the Committee will be binding on all interested parties and will be given the maximum deference allowed by law. The Committee may impose such restrictions or limitations on Participants in the Subplan that the Committee deems necessary and appropriate to comply with applicable law. The Committee may delegate its administrative powers to another committee or to an individual, and all references to the Committee in the Plan shall mean the Committee's delegatee.

           Committee members who are Participants will abstain from voting on any Subplan matters that relate primarily to themselves. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all members of the Committee must abstain from voting.


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      5.4 INDEMNIFICATION. The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have fiduciary or administrative responsibilities with respect to the Subplan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys' fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Subplan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

                                   ARTICLE VI
                                  MISCELLANEOUS

      6.1 WITHHOLDING; PAYROLL TAXES. Participants shall be responsible for all local, state, federal or foreign taxes that result from their entering into the loan arrangement and forgiveness of any portion of a loan under this Subplan. Participants will be required to pay to the Company or have withheld from other Compensation received by the Participant from the Company the amount necessary for the Company to satisfy its withholding obligations under local, state, federal or foreign law that results from any loan arrangement and the forgiveness of any portion of a loan.

      6.2 NONALIENATION. No benefit or interest of any Participant under this Subplan will be subject to any manner of assignment, alienation, anticipation, sale, transfer, pledge or encumbrance, whether voluntary or involuntary.

      6.3 LIMITATION OF RIGHTS. Nothing in this Subplan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any Participant to remain in its employ or to interfere with the Participant's right to terminate his or her employment.

      6.4 INCORPORATION OF TERMS OF THE PLAN. Except as otherwise provided herein, the terms of the Plan are hereby incorporated by reference and a part of this Subplan to the extent applicable.

      6.5 GOVERNING LAW. To the extent that state law applies, the provisions of this Subplan will be construed, enforced and administered in accordance with the laws of the Commonwealth of Massachusetts.


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